Exhibit 99.1
For Immediate Release
Contacts:
Broadgate Consultants
Alan H. Oshiki (investors)
aoshiki@broadgate.com
212-232-2354
Tarragon Corporation
William S. Friedman
wfriedman@tarragoncorp.com
212-949-5000
Tarragon Corporation Announces Three Executive Promotions
Robert P. Rothenberg to Become Chief Executive Officer of Tarragon Corporation Upon Separation
of the Company’s Homebuilding and Management Businesses
Robert C. Rohdie to Retire, Remain on Tarragon Board

NEW YORK CITY, February 8, 2007 — Tarragon Corporation (Nasdaq: TARR), a leading urban homebuilder specializing in the development and marketing of high-density residential communities, today announced the promotion of three executives and the retirement of the head of its development subsidiary from full time development responsibilities.
     Robert P. Rothenberg, 48, currently President and Chief Operating Officer of Tarragon Corporation will be named to the additional post of Chief Executive Officer of Tarragon Development Corporation, replacing Robert C. Rohdie, who is retiring. Mr. Rothenberg joined Tarragon in September 2000.
     Robert C. Rohdie, 66, who joined Tarragon in February 2000 as a director and as President and Chief Executive Officer of Tarragon Development Corporation, will be

Exhibit 99.1
retiring effective March 31, 2007. Mr. Rohdie will continue as a director of the Company and will remain available part-time as a mentor and advisor to assist Tarragon with development issues affecting existing and future projects.
     Tarragon is moving forward with its plan, which it expects to complete later this year, to split the Company into two entities. The real estate services business, including property and asset management and condominium services, will operate as Sage Residential, Inc. and its homebuilding and development business will be spun off to shareholders and renamed Tarragon Corporation. Following the separation, Mr. Rothenberg will become Chief Executive Officer of Tarragon Corporation while William S. Friedman, the current Chairman and CEO of Tarragon Corporation, will be Chief Executive Officer of Sage and Chairman of the Board of both Sage and Tarragon.
     Todd M. Schefler, 50, currently Executive Vice President of Development for Tarragon Corporation and Tarragon Development Corporation, will be promoted to President of Tarragon Development Corporation and Chief Development Officer where he will be responsible for all of the Company’s development activities. Mr. Schefler joined the Company in January 2000.
     William J. Rosato, 42, currently Senior Vice President for Tarragon Corporation and Tarragon Development Corporation, will be named Executive Vice President of Construction for Tarragon Corporation, where he will be responsible for construction activities from concept to completion. Mr. Rosato joined Tarragon in October 2003.
     Both appointments will be effective March 31, 2007.
     William S. Friedman, Chairman and CEO of Tarragon Corporation, said, “We sincerely appreciate Bob Rohdie’s contribution to the Company over the years and wish him well in his retirement. We look forward to his ongoing advice and counsel, both as a member of our Board and as a consultant to the Company, where we will continue to benefit from his many years of experience in the business as well as his extensive knowledge of Tarragon, its operations and strategy.”

     “Our ability to move Robbie, Todd and Bill into positions of increasing responsibility shows how deep and talented our leadership team is,” continued Mr. Friedman. “Over the course of their careers at the Company, they have shown the ability to advance Tarragon’s business with passion and creativity while building a team committed to development of the highest quality.”
About Tarragon Corporation
Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com.
Additional Information About the Spin-off Transaction
Tarragon plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement containing information about Tarragon, Sage, the proposed spin-off transaction and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the spin-off transaction and related matters. In addition to receiving the proxy statement from Tarragon in the mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Tarragon, without charge, at the Securities and Exchange Commission’s web site (http://www.sec.gov). Documents filed with the SEC by Tarragon will also be available free of charge at Tarragon’s web site (http://www.tarragoncorp.com). Stockholders will be able to obtain copies of these documents without charge by requesting them in writing from Tarragon Corporation, 3100 Monticello Ave., Ste. 200, Dallas, TX, 75205, or by telephone at (214) 599-2200.
Tarragon and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Tarragon’s stockholders with respect to the proposed spin-off transaction. Information regarding any interests that Tarragon’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Forward-looking Statements
Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
TARR — G
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